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                                    Consent

                                                                Exhibit No. 23.1

We consent to the reference to our firm under the caption "Independent Auditors" and "Selected Financial Data" in the Registration Statement Form S-4 and related proxy statement/prospectus of CTC Communications Corp. for the registration of 13,907,704 shares of its common stock and 666,666 shares of Series A Convertible Preferred Stock and to the incorporation by reference therein of our report dated May 19, 1999, except for Notes 7 and 10, as to which the date is June 30, 1999, with respect to the financial statements and schedule of CTC Communications Corp. included in its Annual Report (Form 10-K/A) for the year ended March 31, 1999, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Boston, Massachusetts
July 30, 1999